Exhibit 99.1

For Release: April 22, 2014

Contact: Margaret Bouffard, Merchants Bank, at (802) 865-1807

Merchants Bancshares, Inc. Announces First Quarter 2014 Results, Loans up 6%
from March 31, 2013

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.40 million, or diluted earnings per share of $0.54 for the three months ended March 31, 2014, compared to net income of $3.61 million, or diluted earnings per share of $0.57 for the three months ended March 31, 2013. The return on average assets was 0.81% for the three months ended March 31, 2014, compared to 0.86% for the same period in 2013. The return on average equity was 11.31% for the three months ended March 31, 2014, compared to 12.31% for the same period in 2013. We previously announced the declaration of a dividend of $0.28 per share, payable May 15, 2014, to shareholders of record as of May 1, 2014.

“During the past quarter we continued our process of reducing exposure to price volatility in the investment portfolio and shifting more of our assets to loans. Although loan originations were a bit slower than we had anticipated during the winter we expect activity to pick up in the second quarter. The reduction in our overall balance sheet coupled with added investment in our infrastructure will negatively impact earnings for the next two quarters, but we will be well positioned to improve our performance in 2015 and beyond,” commented Michael R. Tuttle, our President and Chief Executive Officer.

During the quarter we incurred $171 thousand in pre-tax expenses, which represents $.02 per share after tax, related to the conversion of our core banking systems. The conversion is scheduled to occur during the fourth quarter of this year. In total we expect to incur approximately $1.21 million in expenses related to the core conversion during 2014 and expect to realize annual cost savings and additional revenue opportunities of approximately $800 thousand starting in November of this year.

Shareholders’ equity reached another record high of $122.24 million at March 31, 2014. Our book value per share increased to $19.34 at March 31, 2014 from $18.93 at December 31, 2013. Our capital ratios remain strong at March 31, 2014. Our Tier 1 leverage ratio increased to 8.57%, total risk-based capital ratio increased to 16.40% and our tangible capital ratio increased to 7.35% at March 31, 2014.

Ending loan balances at March 31, 2014 increased to $1.17 billion, an increase of $5.50 million over ending loan balances at December 31, 2013. Year over year loans have grown by 6.4%.

The following table summarizes the components of our loan portfolio as of the periods indicated:

(In thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Commercial, financial and agricultural	$190,841	$172,810	$168,500
Municipal loans	93,176	94,007	85,211
Real estate loans – residential	482,775	489,706	473,795
Real estate loans – commercial	372,154	371,319	354,639
Real estate loans – construction	27,567	31,841	14,115
Installment loans	4,993	5,655	5,192
All other loans	231	895	261
Total loans	$1,171,737	$1,166,233	$1,101,713

Growth in our commercial loan portfolio was driven by new customer acquisition and increased line of credit utilization, offset by increased prepayment activity. Mortgage refinance activity has slowed considerably, leading to reduced residential real estate balances. We expect this trend to continue in our residential real estate portfolio.

We recorded a $100 thousand and $250 thousand provision for credit losses during the three months ended March 31, 2014, and 2013. Asset quality remains very strong and continues to be a core strength for our company. Loan growth was the primary factor for the provision during the first quarter of 2014. Our nonperforming loan totals were 0.09% of total loans at March 31, 2014, compared to 0.08% of total loans at December 31, 2013 and 0.31% of total loans at March 31, 2013. Accruing loans past due 30-89 days were 0.17% of total loans at March 31, 2014. We booked a small net recovery during the first quarter of 2014.

The average investment portfolio balance for the first quarter of 2014 was $380 million, a reduction of $124 million from the first quarter of 2013. The ending balance in the investment portfolio at March 31, 2014 was $365 million, compared to $508 million at March 31, 2013. We have allowed the investment portfolio to run off during the past year to fund loan growth, as well as to control asset growth, and strengthen our capital ratios.

Total deposits at March 31, 2014 were $1.33 billion, unchanged from balances at December 31, 2013 and $56.28 million higher than balances at March 31, 2013. Quarterly average balances increased by $63.16 million to $1.32 billion, a 5% increase over quarterly averages for the first quarter of 2013. Securities sold under agreement to repurchase, which represent collateralized customer accounts, were $182.65 million at March 31, 2014, a reduction of $67.67 million from $250.31 million at December 31, 2013, and a reduction of $60.56 million from balances at March 31, 2013. The decreases are a result of seasonal municipal cash flows combined with migration to deposit products.

Our taxable equivalent net interest income was $12.36 million for the three months ended March 31, 2014, compared to $12.73 million for the same period in 2013, and $12.74 million for the quarter ended December 31, 2013. Our taxable equivalent net interest margin for the three months ended March 31, 2014 was 3.10%, unchanged from the fourth quarter of 2013 and a decrease of nine basis points from 3.19% at March 31, 2013.

Total noninterest income increased $263 thousand to $2.91 million for the first quarter of 2014 compared to the first quarter of 2013. Excluding a gain on the sale of investments of $126 thousand, total noninterest income increased $137 thousand for the first quarter of 2014 compared to the same period in 2013. Trust Division Income increased $94 thousand to $852 thousand for the quarter ended March 31, 2014, compared to the quarter ended March 31, 2013, as the trust assets under management have demonstrated strong growth and now total $616 million. Service charges on deposits decreased $41 thousand for the first quarter of 2014 compared to 2013, a result of reduced overdraft fee income, which was partially offset by increases in cash management fees and business checking service charges. Other noninterest income has increased since the first quarter of 2013, a result of increased income generated by check cashing fees and income related to our recent investment in Bank Owned Life Insurance.

Total noninterest expense increased $405 thousand to $10.15 million for the first quarter of 2014 compared to the same period in 2013. Compensation and benefits increased by $128 thousand for the first quarter of 2014 compared to the first quarter of 2013. Salaries and wages were $179 thousand higher for the first quarter of 2014 compared to 2013, a result of lower credits related to loan originations because of lower loan volumes, and additional investments we have made in the Finance and Risk areas. Employee benefits were $51 thousand lower for the first quarter of 2014 compared to 2013, a result of lower cost for health and group insurance, and a larger credit from our overfunded pension plan. Occupancy and equipment costs were $241 thousand higher for the first quarter of 2014 compared to 2013, a result of expenses related to the core conversion of $111 thousand, combined with the cost of amortization of the investments we have made recently to update, and in some cases combine, our facilities. Legal and professional fees were $698 thousand for the first quarter of 2014, an $11 thousand increase over the first quarter of 2013. Included in legal and professional fees for the first quarter of 2014 were $60 thousand in core conversion costs.

During the first quarter of 2014 we adopted, and applied retrospectively, Financial Accounting Standards Board Accounting Standards Update 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects” which allows investors in low income housing tax credit entities that meet certain conditions to account for the investments entirely in income tax expense, which we believe more accurately reflects the economics of the investment. The application of this standard reduced total noninterest expense by $327, $270 and $273 thousand for the quarters ended March 31, 2014, March 31, 2013 and December 31, 2013, respectively, and increased income tax expense by an equivalent amount. The application of the standard also increased our effective tax rate to 24%, 26%, and 24% from 18%, 22%, and 20% for the same periods.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, our Chief Financial Officer and Executive Vice President, and Geoffrey R. Hesslink, our Senior Lender and Executive Vice President, will host a conference call to discuss these earnings results, business highlights and outlook at 9:00 a.m. Eastern Time on Wednesday April 23, 2014. Interested parties may participate in the conference call by dialing U.S. number (888) 317-6016, Canada number (855) 669-9657 or international number (412) 317-6016. The title of the call is Merchants Bancshares, Inc. Q1 2014 Earnings. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on Wednesday May 1, 2014. The U.S. replay dial-in telephone number is (877) 344-7529. The international replay telephone number is (412) 317-0088. The replay access code for both replay telephone numbers is 10037005.

Established in 1849, Merchants Bank is the largest Vermont-based bank, independent and locally operated. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, more than 30 community bank locations statewide, plus a nationwide network of over 55,000 surcharge-free Allpoint ATMs. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ: MBVT), and Merchants Trust Company employ approximately 300 full-time employees and 40 part-time employees statewide, and has earned several “Best Place to Work in Vermont” awards. American Banker ranks Merchants Bank #10 in America among 851 peers. www.mbvt.com

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $533 thousand for the three months ended March 31, 2014, and $482 thousand for the same period in 2013. An additional non-GAAP financial measure we use is the tangible equity ratio. Because we have no intangible assets, our tangible equity is the same as our book equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, continued weakness in general, national, regional or local economic conditions, the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	March 31,	December 31,	March 31,	December 31,
	2014	2013	2013	2012
Balance Sheets - Period End
Total assets	$ 1,662,045	$ 1,725,469	$ 1,692,596	$ 1,708,550
Loans	1,171,737	1,166,233	1,101,713	1,082,923
Allowance for loan losses ("ALL")	12,174	12,042	11,796	11,562
Net loans	1,159,563	1,154,191	1,089,917	1,071,361
Investments-available for sale, taxable	214,957	252,513	507,994	508,681
Investments-held to maturity, taxable	150,382	140,826	366	407
Federal Home Loan Bank ("FHLB") stock	7,496	7,496	7,496	8,145
Cash and due from banks	31,130	30,434	25,287	34,547
Interest earning cash and other short-term investments	45,354	85,037	17,736	42,681
Other assets	53,163	54,972	43,800	42,728
Non-interest bearing deposits	271,704	266,299	225,884	240,491
Savings, interest bearing checking and money market accounts	770,980	752,171	708,797	700,191
Time deposits	283,373	305,106	335,096	330,398
Total deposits	1,326,057	1,323,576	1,269,777	1,271,080
Short-term borrowings	-	-	30,900	-
Securities sold under agreement to repurchase, short-term	182,647	250,314	243,204	287,520
Other long-term debt	2,382	2,403	2,463	2,483
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	8,102	8,946	6,479	8,627
Shareholders' equity	122,238	119,611	119,154	118,221

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,678,407	$ 1,685,103	$ 1,681,130	$ 1,682,673
Loans	1,167,067	1,169,935	1,086,289	1,074,007
Allowance for loan losses	12,117	12,256	11,689	11,542
Net loans	1,154,950	1,157,679	1,074,600	1,062,465
Investments-available for sale, taxable	236,120	265,667	503,462	510,129
Investments-held to maturity, taxable	143,716	137,319	387	428
FHLB stock	7,490	7,496	7,993	8,145
Cash and due from banks	28,164	29,626	25,469	28,730
Interest earning cash and other short-term investments	59,516	47,624	18,442	26,036
Other assets	48,451	39,692	50,777	46,740
Non-interest bearing deposits	263,120	267,838	223,245	235,007
Savings, interest bearing checking and money market accounts	759,068	744,634	696,160	680,330
Time deposits	294,752	310,817	334,373	332,678
Total deposits	1,316,940	1,323,289	1,253,778	1,248,015
Short-term borrowings	-	198	13,873	34,347
Securities sold under agreement to repurchase, short-term	209,589	212,313	264,884	250,355
Other long-term debt	2,390	2,409	2,470	2,490
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	8,564	9,297	8,241	9,430
Shareholders' equity	120,305	116,978	117,265	117,417
Earning assets	1,613,909	1,628,041	1,616,573	1,618,745
Interest bearing liabilities	1,286,418	1,290,990	1,332,379	1,320,819

Ratios and Supplemental Information - Period End
Book value per share	$ 20.29	$ 19.94	$ 19.91	$ 19.84
Book value per share (1)	$ 19.34	$ 18.93	$ 18.94	$ 18.82
Tier I leverage ratio	8.57%	8.44%	8.22%	8.08%
Total risk-based capital ratio	16.40%	16.12%	16.12%	16.00%
Tangible capital ratio (2)	7.35%	6.93%	7.04%	6.92%
Period end common shares outstanding (1)	6,320,531	6,318,708	6,289,748	6,282,385

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 1,006	$ 906	$ 3,415	$ 2,912
Nonperforming assets ("NPAs")	$ 1,091	$ 1,015	$ 3,415	$ 2,912
NPLs as a percent of total loans	0.09%	0.08%	0.31%	0.27%
NPAs as a percent of total assets	0.07%	0.06%	0.20%	0.17%
ALL as a percent of NPLs	1210%	1329%	345%	397%
ALL as a percent of total loans	1.04%	1.03%	1.07%	1.07%

(1)

This book value and period end common shares outstanding includes 294,673; 319,854; 305,231; and 324,515 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is calculated by dividing tangible equity by tangible assets. Because we have no intangible assets, our tangible shareholder's equity is the same as our shareholder's equity.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013
Operating Results
Interest income
Interest and fees on loans	$ 10,762	$ 10,750	$ 11,123
Interest and dividends on investments	2,253	2,797	2,293
Total interest and dividend income	13,015	13,547	13,416
Interest expense
Deposits	902	746	928
Securities sold under agreement to repurchase and other short-term borrowings	92	357	97
Long-term debt	197	196	204
Total interest expense	1,191	1,299	1,229
Net interest income	11,824	12,248	12,187
Provision for credit losses	100	250	-
Net interest income after provision for credit losses	11,724	11,998	12,187
Noninterest income
Trust division income	852	758	784
Service charges on deposits	944	985	1,017
Debit card income, net	621	654	761
Gain (losses) on investment securities, net	126	-	-
Other-than-temporary impairment losses on securities	-	-	(166)
Gain on sale of other assets	-	-	884
Other noninterest income	367	250	242
Total noninterest income	2,910	2,647	3,522
Noninterest expense
Compensation and benefits	4,923	4,795	5,106
Occupancy and equipment expenses	2,251	2,010	2,204
Legal and professional fees	698	687	754
Marketing expenses	319	280	598
State franchise taxes	377	357	357
FDIC insurance	216	220	217
Other real estate owned	16	13	37
Other noninterest expense	1,354	1,387	1,396
Total noninterest expense	10,154	9,749	10,669
Income before provision for income taxes	4,480	4,896	5,040
Provision for income taxes	1,077	1,287	1,217
Net income	$ 3,403	$ 3,609	$ 3,823

Ratios and Supplemental Information
Weighted average common shares outstanding	6,320,349	6,286,838	6,315,936
Weighted average diluted shares outstanding	6,326,745	6,299,561	6,330,303
Basic earnings per common share	$ 0.54	$ 0.57	$ 0.61
Diluted earnings per common share	$ 0.54	$ 0.57	$ 0.60
Return on average assets	0.81%	0.86%	0.91%
Return on average shareholders' equity	11.31%	12.31%	13.07%
Average yield on loans	3.93%	4.19%	3.95%
Average yield on investments	2.32%	2.21%	2.19%
Average yield of earning assets	3.40%	3.52%	3.40%
Average cost of interest bearing deposits	0.35%	0.29%	0.34%
Average cost of borrowed funds	0.51%	0.74%	0.51%
Average cost of interest bearing liabilites	0.38%	0.40%	0.37%
Net interest rate spread	3.03%	3.12%	3.03%
Net interest margin	3.10%	3.19%	3.10%
Net interest income on a fully taxable equivalent basis	$ 12,356	$ 12,730	$ 12,735
Net recoveries (charge-offs) to Average Loans	0.00%	0.00%	(0.01)%
Net recoveries (charge-offs)	$ 1	$ 26	$ (162)
Efficiency ratio (1)	63.94%	60.74%	66.20%

(1)

The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note: As of March 31, 2014, Merchants Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.57 million.

Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.